Exhibit 16(c)(iv)

PROJECT NORSE BOARD UPDATE FEBRUARY 4, 2024 Preliminary & Confidential Draft

Preliminary & Confidential Draft EXECUTIVE SUMMARY 2 ▪ The Board previously requested management evaluate potential alternatives to enhance shareholder value, including exploratory discussions with potential equity investors ▪ Following the last Board discussion, Morgan Stanley and Centerview reached out to 20 potential investors to explore interest in a potential transaction, of which six indicated interest in meeting with the Company under NDA ▪ Starting on January 17 th , the Company engaged in management meetings with potential investors: , Liverpool, and – Meetings consisted of ~2 hour in - person business overview presentations with Company management, including Erik, Pete, Cathy and Ken, and store visits where time permitted – Since these initial meetings, follow - up financial calls with management were held with and upon their request; has also submitted a follow - up request list ▪ If the Board desires to continue to explore a potential transaction, initial conversations might be had with certain significant shareholders to evaluate the conditions required for their support of a transaction and advisors might check in with the potential investors to confirm interest levels

E Note: 1. Management conducted a preview meefing with 3 Preliminary & Confidential Orafi: 20 Initial Outreach 7 LLiver I NDA Signed 6 Remainin Parties km Liver/seal Management Presentation 3 Strategic Partner Sovereign Wealth Fund / Family Office Financial Sponsor Follow - up Requests Received

E Note: 1. Management conducted a preview meefing with 4 Preliminary & Confidential Orafi: LfiLive p:ol 1/30/24 1/18/24 1/7/24 2/2/24 1/8/24 1/29/24 1/8/24 1/17/24 1/9/24 1/26/24 1/17/24 Inbound 10/31/23 11/1/23 10/31/23 1/25/24 11/26/23 Potentially Interested Potentially Interested Potentially Interested Passed Potentially Interested Passed Passed Passed Potentially Interested

Passed 11/3/23 Passed 12/7/23 Passed 11/3/23 Passed 10/15/23 Passed 12/8/23 Passed 10/15/23 Passed 10/31/23 Passed 12/13/23 Passed 12/7/23 Passed 12/7/23 Passed 10/15/23 5 Preliminary & Confidential Orafi:

SUMMARY OF POTENTIAL INVESTOR FEEDBACK Potential Referendums Key Highlights Differentiated assortment through unique access to select powerhouse and emerging brands Strong profitability of Norse Banner’s digital platform Attractive unit economics for new Rack locations Meaningful supply chain improvement led by the West Coast Omni Center Warehouse Experienced executive leadership team with demonstrated ability to attract talent Recent investments in technology and omni - channel capabilities are generating strong results Uncertainty about how the industry landscape will evolve Long - term potential to accelerate growth at Norse banner Performance of generational investments (Canada closure and NYC location) Path to increasing the profitability of Rack’s digital platform Trajectory of EBIT Margins back to historical levels Ongoing capital expenditure requirements for maintenance of stores and technology Ability to invest in a heritage brand with a strong reputation Potential of Rack store penetration 6 Preliminary & Confidential Draft

ILLUSTRATIVE NEXT STEPS / PROCESS FOR DISCUSSION PURPOSES 7 Preliminary & Confidential Draft Subject to Board approval: ▪ Assess what governance and other conditions would be required for significant shareholders to support a transaction ▪ Check in with potential counter - parties to confirm interest levels (without soliciting formal bids) ▪ Send process letter to interested parties

APPENDIX SUPPLEMENTARY MATERIALS 8

Share Price Performance Over Time ! 1 ! Indexed to 1DD; Since Jan 31, 2021 300 200 100 0 Jan - 21 Jul - 21 Jan - 22 Jul - 22 Jan - 23 +26.0% Jan - 24 Since November Board Meeting Norse 28.7% Off•Price Retail 14.2’› i i i L1Y A (9.1%) L3Y A (48.8%) i Sourœ: Capital IQ Notes: 1. Market data as of 1/31/2024 2. Market data as of 11/8/2023 3. Represents median of Burlington, TJX and Ross 4. Represents median of Abercrombie & Fitch, Amedcan Eagle OutfJtters, Carter's, Gap, Guess, Levi Strauss, The Children's Place, Urban Outfitters and Victoda's Secret Prefiminory & Con/identio/ Droit 9

AV / NTM EBITDA Over Time ( 1 ! Since Jan 31, 2D21 10.0x 8.0X 5.0x 0.0x Jan - 21 Today L1Y Avg. L2Y Avg. L3Y Avg. Jul - 21 ! Norse i 4.5x ! [ 4.6x 5.1x Jan - 22 i i 4.6x , i , i , i Jul - 22 Jan - 23 Source: Capital IQ Notes: 1. I \ Market data as of 1/31/2024 2. Represents median of Burlington, TJX and Ross 3. Represents median of Abercrombie & Fitch, American Eagle OutfJtters. Carter's. Gap, Guess. Levi Strauss, The Children's Place, Urban Out1ilters and Victoria's Secret Preliminary & Con/identio/ Jul - 23 Off - P rice Retail ' 5.2x 13. 8x 3.2x 13. 8x Jan - 24 1D

STRATEGIC ALTERNATIVES PREVIOUSLY DISCUSSED Continue to Execute LTP – Execute Baseline LTP and consistently beat Street estimates Dividend Enhancement – Payout excess year - end cash as a dividend each year Enhanced Buyback – Use excess cash flow to establish robust buyback program Monetize Real Estate – Execute sale leaseback transactions of the Company’s owned real estate portfolio and distribute proceeds to shareholders 1 2 3 4 11 Preliminary & Confidential Draft

STRATEGIC ALTERNATIVES PREVIOUSLY DISCUSSED Separate Rack – Separate Full - Line and Rack into two distinct businesses with separate management teams and shareholders 5 6 Increase Liverpool Stake via Tender Offer – Liverpool increases its stake via a Tender Offer PIPE or Take - Private with Investments by Liverpool and New Long - term Investor(s) 7 – Increase in ownership by Liverpool and additional strategic investors through PIPE or take - private, potentially with roll of Nordstrom family ownership 8 Full Sale to Private Equity or Strategic – Sell the business to a strategic acquiror or financial sponsor 12 Preliminary & Confidential Draft

ü urgent: ate.1s vs. c urrent sJ s.ss Illustrative Share Price Statistic: 13 Preliminary & Con/identio/ 109» † 30 - Day VWAP 6O - Day • VWAP . • 90 - Day VWAP 996 10% 2196 27% 4596 25% 32% 5096 57% Source: Capital IO Notes: 1. Interest of family and Liverpool rollover to be assessed dui1ng process 2. Fully diluted shares inclusive of 162.3MM basic shares outstanding and 4.6I \ 4I \ 4 untested RSUs 3. Net debt inclusive of 52,861 I \ 4I \ 4 in debt and S700I \ 4I \ 4 in cash and eguivalents Equity Value 3,030 3,339 3,506 3,673 3,839 Aggregate Value 5,19 1 5,500 5,667 5,834 6,000 Illustrative Family Rollover 880 970 1,018 1,067 Illustrative Liverpool Rollover 347 Market Equity 2,054 2,156 2,259 2,362 2,464 2,567

19.6% 1, 00 0 Illustrative Share Price 14 Preliminary & Confidential Drofi: $18.15 $20.00 $21.00 $22.00 $23.00 $24.00 $25.00 10•4 16 ƒ 4 21•4 32W Premium / (Discount) to: 30 - Day • VWAP . 60 - Day VWAP • 90 - Day ■ VWAP ( 1%) . 10% ■ 14% Ŷ • 9% • 21% • 25% 15% † 27% † 32% 20% † 33% † 25% . 39% a 44% 31% ■ 45% • 50% 36% j 51% j 57% Scenario 1: Take - Private Without any Rollover Scenario 2: Scenario 3: Rollover of Family !’! Family Rollover and Liverpool Rollover and Liverpool with Increase in Stake to Match Equity Check 3,030 3,339 3,506 3,673 3,839 4,006 4,173 Eguity Check Additional Anchor Investment Eguity Check Scenario 4 - : Family Rollover and Liverpool Rollover with G1Bn Additional Investment !'! Additional Anchor Investment Eguity Check 1,864 2,156 2,259 2,362 2,464 2,567 Source: Capital IQ Notes: 1. Illustrative family rollover based on aggregate beeficial ownership reported for Bruce Nordstrom, Anne Gittin r, Erik Nordstrom, Pete Nordstrom, and James Nordstrom 6b5 687 720 753 786 818 1,270 1,399 1,469 1,539 1,609 1,679 1,749 1,000 1,000 1,000 1,000 1,000 1,000 1,000 864 1,156 1,259 1,362 1,464 1,567

LEVERAGE - BACKED TRANSACTION COULD TRIGGER CHANGE OF CONTROL PUT IN INDENTURES Change of Control Put Requires Repurchase of Notes and Expected to Be Difficult in Current Market Below Investment Grade Rating event occurs when: 1. The Notes are rated below Investment Grade by each of the Rating Agencies 2. The Notes are lowered in rating specifically in connection with a change of control • The downgrade must occur within 60 days post change of ownership Definition • We believe that a change in ownership from public to private (assuming no change in the capital structure) should not lead to a downgrade in ratings • That said, the Agencies’ decisions are subject to their perception of how aggressive they expect the new equity holder to be Conclusion • Norse should engage in a Ratings Evaluation Service (RES) / Ratings Assessment Service (RAS) to receive Rating Agencies’ preliminary views on ratings in conjunction with the contemplated transaction Next Steps A Change of Control occurs: • At the consummation of any transaction or series of transactions so that a person or group other than the Company or its subsidiaries owns more than 50% of the outstanding Voting Stock of the Company Definition Norse must be wary of the following aspects of the Change of Control definition: 1. The transition to a “person” or “group” owning over 50% of the Voting Stock can occur over a series of transactions, rather than just one 2. The term “group” means the investor does not have to be an individual purchaser Conclusion • A take private would likely be deemed to be a Change of Control under the indentures Next Steps 1 Change of Control 2 Below Investment Grade Rating Event 15 Preliminary & Confidential Draft Note: The Company’s 2028 debentures do not have a change of control trigger

Fundraising Overview 16 Preliminary & Confidential Orafi: Primary Contact(s) Firm Overview Select Current and Realized Consumer Investments

Fundraising Overview 17 Preliminary & Confidential Orafi: Primary Contact(s) Firm Overview Select Current and Realized Consumer Investments

Fundraising Overview 18 Preliminary & Confidential Orafi: Primary Contact(s) Firm Overview Select Current and Realized Consumer Investments

LIVERPOOL

Recent News

- Liverpool reported robust 3Q2023 earnings with strong revenue and EBITDA growth
  - Real Estate and Financial business segments continued to post double-digit revenue growth
  - Consolidated revenues grew almost 10% and EBITDA for the quarter grew 13% with a margin improvement of 50 basis points

Primary Contact(s)

- Graciano Guichard Gonzalez, CEO
- Enrique Guijosa Hidalgo, CFO

Business Description

- Liverpool is an omnichannel retail group based in Mexico; it operates through its Retail, Financial Services and Real Estate segments
  - Retail: ~90% of revenue (of which ~23% comes from digital sales)
  - Financial Services: ~8% of revenue with 6.7MM+ credit card holders
  - Real Estate: ~2% of revenue
- Operates various retail brands including Liverpool (124), Suburbia (179), Boutiques (112), and Galerías shopping centers (28)
  - Liverpool offers technology, clothing, home and cosmetics and Suburbia specializes in family clothing at accessible prices
- Licensing agreements with U.S. retail concepts including the WSM and GAP family of brands
- Liverpool Investor Day 2023 Highlights & Investments
  - Emphasized omni-channel as a key focus, with ~35% of volumes fulfilled via click-connect and plans to convert existing distribution centers to an omni-channel model
  - Expanding a ~250 sq-m 'Express' format, with 20 openings planned for 2023, while a remodel program is in-focus for the Suburbia banner
  - Announced an agreement to operate the dealership network in Mexico for China-based electric vehicle maker BYD

L3YR Share Price Performance (1)

%, Indexed to 100


180
160
140
120
100
80
60
40
20
+59.6%
+19.2%
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Mexican IPC Index
Liverpool

Source: Company Materials, Capital IQ

Notes:
1. Capital IQ as of January 17, 2024
2. Mexican Pesos converted to USD at conversion rate of 0.0579
3. Free Cash Flow calculated as Cash Flow from Operations less Capex

Liverpool

Financial Summary (1)(2)

$MM, FYE December 31st

	Actual				Consensus	CAGR
	2019A	2020A	2021A	2022A	2023E	19A - '23E
Total Store Count	308	315	314	331		
% Growth	*4.8%*	*2.3%*	*(0.3%)*	*5.4%*		
Revenue	8,388	6,728	8,743	10,208	11,347	*7.8%*
% Growth	*6.9%*	*(19.8%)*	*29.9%*	*16.8%*	*11.2%*	
Gross Profit	3,024	2,065	3,119	3,784	4,448	*10.1%*
% Margin	*36.0%*	*30.7%*	*35.7%*	*37.1%*	*39.2%*	
Adj. EBITDA	1,307	579	1,334	1,738	1,924	*10.1%*
% Margin	*15.6%*	*8.6%*	*15.3%*	*17.0%*	*17.0%*	
% Growth	*10.6%*	*(55.7%)*	*130.2%*	*30.3%*	*10.7%*	
Free Cash Flow	543	609	1,167	626		
% FCF Conv. (3)	*41.5%*	*105.0%*	*87.5%*	*36.0%*		
Net Leverage	0.8x	1.2x	0.1x	0.2x		

Aggregate Value Build-Up (1)(2)

$MM, unless otherwise noted

Summary Valuation			
Share Price			$6.42
52 Wk Low / High			$5.07 / $6.91
TSO			1,342
Market Cap.			8,612
Total Debt			1,650
Less: Cash			(862)
Net Debt			788
Unfunded Pension & OPEB			179
Minorities, Pref. & Other			16
Aggregate Value			**9,595**
Multiples	**LTM**	**2023E**	**2024E**
AV / EBITDA	5.6x	5.0x	4.8x
Net Leverage	0.5x	0.4x	0.4x
Total Leverage	1.0x	0.9x	0.8x

Preliminary & Confidential Draft

19

Fundraising Overview Primary Contact(s) Firm Overview Select Current and Realized Consumer Investments Preliminary & Confidential Orafi: 20

PASSED COUNTERPARTY OVERVIEW Counterparty Primary Contact Outreach Date Commentary • 11/3/2023 • Declined NDA; Prefers to co - invest in private equity - like deals • 12/7/2023 • Declined NDA; Not currently taking calls on new investments • 10/31/2023 • Declined extended management presentation after introductory Zoom call • Investment opportunity does not fit their medium - term plans • 11/3/2023 • Declined NDA • 10/15/2023 • Declined NDA; High bar for Retail and not the right fit • 11/1/2023 • Declined NDA • 10/31/2023 • Declined NDA • 12/8/2023 • Declined NDA 21 Preliminary & Confidential Draft

PASSED COUNTERPARTY OVERVIEW • Declined NDA; High bar for Retail and not the right fit • 10/15/2023 • Declined NDA; Prefers to underwrite more of a transformation and looking for higher risk - adjusted return • 10/31/2023 • Declined further discussion post management presentation • 1/19/2024 • Declined NDA • 12/13/2023 • Declined NDA; Not the right focus area and prefers high - end luxury or otherwise • 12/7/2023 • Declined NDA • 12/7/2023 • Declined NDA due to discomfort with language; Team to offer a Zoom call based on public information • 10/15/2023 22 Preliminary & Confidential Draft Counterparty Primary Contact Outreach Date Commentary

© Morgan Stanley and/or certain of its affiliates. All rights reserved. 23 Preliminary & Confidential Draft We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are preliminary only, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance. This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates. Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors. This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley Asia Limited, Morgan Stanley Australia Securities Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch and/or Morgan Stanley Canada Limited Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein. LEGAL DISCLAIMER – MORGAN STANLEY

LEGAL DISCLAIMER – CENTERVIEW 24 Preliminary & Confidential Draft This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by Norse (“the Company”) and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.